Exhibit 5.2

250 VESEY STREET •  NEW YORK, NEW YORK  10281
TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

October 16, 2017

Fly Leasing Limited
West Pier Business Campus
Dun Laoghaire
County Dublin, A96 N6T7, Ireland

Re:	$300,000,000 Aggregate Principal Amount of 5.250% Senior Notes due 2024 of Fly Leasing Limited

Ladies and Gentlemen:

We are acting as counsel for Fly Leasing Limited, a Bermuda exempted company (the “Company”), in connection with the issuance and sale of  $300,000,000 aggregate principal amount of the Company’s 5.250% Senior Notes due 2024 (the “Notes”), pursuant to the Underwriting Agreement, dated as of September 29, 2017, entered into by and between the Company and Jefferies LLC, acting as the representative of the several underwriters.  The Notes are being issued under the base indenture dated as of December 11, 2013 (the “Base Indenture”), as supplemented by the third supplemental indenture, dated as of October 16, 2017 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case, by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For the purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture, and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

We have further assumed that (a) the Company is a Bermuda exempted company existing and in good standing under the laws of Bermuda, (b) the Indenture and the Notes have been (i) authorized by all necessary corporate action of the Company and (ii) executed and delivered by the Company under the laws of Bermuda, and (c) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Notes by the Company do not violate or conflict with the laws of Bermuda or the terms and provisions of the Company’s Memorandum of Association or Amended and Restated Bye-laws, or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS
DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID
MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH
SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Fly Leasing Limited
 October 16, 2017

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of the officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 6-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form F-3 (Registration No. 333-219933) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day